Exhibit 10.5

Exclusive Technical and Consulting Service Agreement

THIS Exclusive Technical and Consulting Service Agreement (this “Agreement”) is made on October 13, 2017 by the following two parties in Shanghai, the People’s Republic of China (“PRC”):

1.	Shanghai Quyun Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at Room 408, Floor 4, Block 5, 1082 Huyi Road, Nanxiang Town, Jiading District, Shanghai. (“Party A”); and

2.	Shanghai Jifen Culture Communications Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at Room 3190, Area A, Floor 3, Block 7, 88 Chenxiang Road, Jiading District, Shanghai. (“Party B”)

Party A and Party B are hereinafter referred to individually as “a Party” and collectively as “Parties”.

Whereas: Party B wishes to engage Party A to operate and act as its service provider to provide Party B with certain technical support and consulting services.

By friendly negotiation, the Parties agree as follows:

1.	Service Provision

1.1	Pursuant to the terms and conditions of this Agreement, during the term of this Agreement, Party B hereby appoints Party A as Party B’s exclusive service provider to provide Party B with comprehensive technical support, business support and relevant consulting services, which shall include services as determined necessary by Party A from time to time within the approved business scope of Party B, including but not limited to technical services, business consultations, assets equipment leasing, market consultancy, system integration, product research and system maintenance.

1.2	Party B agrees to accept the consultations and services provided by Party A. Party B further agrees that during the term of this Agreement, in terms of the services or other matters stipulated in this Agreement, it shall neither, directly or indirectly, accept from any third party any consultation and/or service that is the same as or similar to that which is provided under this Agreement, nor establish any similar cooperative relationship with any third party regarding the matters stated in this Agreement without Party A’s prior written consent. The Parties agree that Party A may appoint any other party (who may be designated to enter into certain agreements with Party B as described in Article 1.3), to provide Party B with the services and/or supports described under this Agreement.

1.3	Services Delivery

1.3.1	Party A and Party B agree that during the term of this Agreement, Party B may enter into further technical service agreements and consulting service agreements with Party A or other parties designated by Party A, as appropriate, and each further agreement shall describe the specific contents, manner, personnel and fees for each technical service and consulting service provided.

1.3.2	For better performance of this Agreement, the Parties agree that within the term of this Agreement, Party B will, as appropriate, and based on the needs of business development, enter into Equipment/Asset Leasing Agreements with Party A or its designated party, following which Party A or its designated party shall provide related equipment and assets to Party B.

2.	Service Fees and Payment

The Parties agree that in consideration of the all the services provided by Party A to Party B under this Agreement, Party A shall provide bills to Party B based on the price determined by Party A as well as the volume of services provided to Party B. Party B shall pay relevant service fees (“Service Fees”) to Party A in accordance with the date and amount specified in the bills. Party A may unilaterally make other arrangements with respect to the payment of Service Fees at any time. If Party A adjusts the amount of Service Fees and informs Party B by prior written notice for such adjusted Service Fees, Party B shall pay the Service Fees at the adjusted amount. Service Fees shall be settled monthly on the basis of the actual services provided by Party A to Party B; Party B shall, within 30 days from the last day of each month, (a) provide Party A with the management statement, operating statistics and other financial information for the current month, including the income of Party B during the month; (b) pay the monthly Service Fees to Party A (“Monthly Service Fee”). Party B shall, within 90 days from the end of every financial year, (a) provide Party A with the audited financial statement of the current financial year, which shall be audited and certified by the independent chartered accountant approved by Party A; (b) If according to the audited financial statement, the total amount of the payment by Party B to Party A has any deficiency within the financial year, Party B shall pay Party A the outstanding balance.

3.	Intellectual Property and Confidentiality

3.1	To the extent permitted under the PRC law, Party A shall have the exclusive rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, which shall include, but is not limited to, copyrights, patents, patent applications, software, technology secrets, trade secrets and other rights and interests. Party B shall sign all necessary documents, take all appropriate actions, submit all the documents and/or applications, provide all proper assistances and take all other actions solely determined by Party A as necessary to give all the ownership, rights and interests of such intellectual property to Party A, and/or perfect the protection of Party A’s intellectual property rights.

3.2	The Parties acknowledge and confirm that any oral or written information exchanged between the Parties related to this Agreement, the content of this Agreement, and for preparing or performing this Agreement is confidential information. Each party shall maintain the confidentiality of the information and without the written consent of the other party, it shall not disclose any confidential information to any third parties, excluding the following: (a) any information is or will be known by the public (provided that it is not the result of an unauthorized disclosure made to the public by a party who receives the confidential information); (b) any information required to be disclosed under the applicable laws and regulations, stock trading rules, or orders of government departments or courts; or (c) information required to be disclosed by any Party to its shareholders, investors, legal or financial counsels regarding the transaction stated in this Agreement, and such shareholders, legal or financial counsels shall also be required to comply with the confidentiality duties similar to those contained within this clause. Any disclosure by staff or agencies hired by a Party should be deemed as a disclosure by such party and such party shall be liable for breach of this Agreement. This article shall survive regardless of the termination of this Agreement for any reason.

3.3	Both Parties agree that this article shall survive and remain in full force and effect regardless of any modification, rescission or termination of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is an exclusively foreign-owned enterprise legally registered and validly existing in accordance with PRC laws.

4.1.2	Party A has taken necessary corporate actions, achieved necessary authorizations, and obtained all consents and approvals by third parties and governmental authorities (if needed) for the execution and performance of this Agreement. The execution and performance of this Agreement by Party A does not violate any specific provision of laws or regulations.

4.1.3	This Agreement constitutes legal, valid and binding obligations of Party A, which are enforceable against it pursuant hereto.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is an enterprise legally registered and validly existing in accordance with PRC laws. Party B has obtained the permits and licenses issued by the governmental authorities required for engaging in main business.

4.2.2	Party B has taken necessary corporate actions, achieved necessary authorizations, and obtained all consents and approvals by third parties and governmental authorities (if needed) for the execution and performance of this Agreement. The execution and performance of this Agreement by Party B does not violate any specific provision of laws or regulations.

4.2.3	This Agreement constitutes legal, valid and binding obligations of Party B, which are enforceable against it pursuant hereto.

5.	Effectiveness and Term of the Agreement

5.1	This Agreement is executed and takes effect on the date written first above. Unless earlier terminated in accordance with the terms of this Agreement or other agreements executed between the Parties, the term of this Agreement shall be ten (10) years. Despite the aforesaid, both Parties shall review the content of this Agreement every three (3) months after this Agreement is executed to determine whether to modify or supplement the Agreement correspondingly based on the situation at that time.

5.2	Before the expiration of this Agreement, this Agreement can be extended by written consent of Party A. The extended term shall be determined by Party A and Party B shall agree unconditionally.

6.	Termination

6.1	Unless renewed in accordance with this Agreement, this Agreement shall be terminated upon the date of expiration.

6.2	During the term of this Agreement, Party B shall not terminate this Agreement earlier without prior written consent by Party A. However, Party A can send a written notice to Party B to terminate this Agreement earlier 30 days in advance at any time.

6.3	The rights and obligations of both Parties under Article 3, 7 and 8 shall survive after the termination of this Agreement.

7.	Applicable Law and Dispute Resolution

7.1	The execution, effectiveness, interpretation, implementation, amendment and termination of this Agreement and the resolution of disputes shall be governed by PRC law.

7.2

Any dispute arising from the interpretation and implementation of this Agreement shall be firstly solved by both Parties through friendly negotiation. If the dispute cannot be resolved within 30 days after the written notice sent from one party to the other for requesting negotiation and resolution, any party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Beijing and the language used shall be Chinese. The award of the arbitral tribunal shall be final and binding on both Parties.

7.3

When any dispute arising from interpretation and implementation of this Agreement occurs and when any dispute is under arbitration, except for the matters under dispute, both Parties shall continue to exercise their other rights under this Agreement and perform their other obligations under this Agreement.

8.	Indemnification

Party B shall indemnify in full and ensure Party A suffers no harm from any loss, damage, liability or fee arising from the lawsuits, requests or other demands against Party A arising from the consulting and service provided to Party B according to this Agreement, unless such losses, damages, liabilities or fees are resulting from gross negligence or wilful misconduct of Party A.

9.	Notice

9.1

All notices and other communications required or sent under this Agreement shall be delivered personally, registered post, postage paid or business express service or fax to the Party’s following address. Each notice shall also be delivered by email. The dates on which the notices shall be deemed to have been effectively delivered shall be determined as follows:

For notices delivered by personal delivery, express service or registered post, postage paid, the date of delivery or refusal at the address specified for notices shall be deemed the date of effective delivery

9.1.1	For the notices delivered by fax, the date of successful delivery (as evidenced by an automatically generated confirmation of transmission) shall be deemed the date of effective delivery.

9.2	For the purpose of notice, the addresses of the Parties are as follows:

Party A        Shanghai Quyun Internet Technology Co., Ltd.

Address:       Floor 11, Block 3, 5005 Shenjiang Road, Xingchuang Tech Square

Recipient:     Siliang Tan

Mobile:         [REDACTED]

Fax:               N/A

Party B:         Shanghai Jifen Culture Communication Co., Ltd

Address:         Floor 11, Block 3, 5005 Shenjiang Road, Xingchuang Tech Square

Recipient:       Siliang Tan

Mobile:           [REDACTED]

Fax:                 N/A

9.3	Any Party may at any time change its address for notices by a delivering a notice to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations to any third party.

10.2	Party B hereby agrees that Party A is entitled to assign its rights and obligations under this Agreement to any third party when necessary without prior notice to Party B or consent from Party B.

11.	Severability

If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable according to any law or regulation in any aspect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or damaged in any aspect. The Parties shall strive, through sincere negotiations, to replace, as far as possible, those invalid, illegal or unenforceable provisions with effective provisions, that are compliant with the law and the expectations of both Parties., The economic effects of such effective provisions shall be as close as possible to that of those invalid, illegal or unenforceable provisions.

12.	Amendments and supplements

Both Parties may make amendments and supplements to this Agreement by writing. The amendments and supplements regarding this Agreement executed by both Parties are the constituent parts of this Agreement and shall have equivalent legal effect as this Agreement.

13.	Language and Copies

This Agreement is written in Chinese, with two originals. Each party shall retain one and all the originals shall be equally valid.

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[Signature Page]

Shanghai Quyun Internet Technology Co., Ltd.
(Seal)

Signature:	/s/ Lei Li
Name: Lei Li
Title: Legal Representative

Shanghai Jifen Culture Communication Co., Ltd
(Seal)

Signature:	/s/ Sihui Chen
Name: Sihui Chen
Title: Legal Representative

The Signature Page of Exclusive Technical and Consulting Service Agreement